CONSULTANT AGREEMENT


      This Consultant Agreement is effective as of August 3, 2001, by and between SHARECOM, INC., ("SHARECOM"), and WILLIAM SOMMERS, ("Consultant").

                            Recitals

      WHEREAS, Consultant has been a director of Anonymous Data Corporation prior to the merger with Anonymous Data Corporation working with SHARECOM during the process of SHARECOM'S merger with Anonymous Data Corporation in reference to corporate issues, without a written Consultant Agreement up to the date of this Agreement. Consultant and SHARECOM have agreed that SHARECOM requires the knowledge and expertise of Consultant in reference to Consultant's understanding of the prior public company and filings of SHARECOM.

      WHEREAS, SHARECOM desires assurance of the continued association and services of Consultant in order to retain his experience, skills, abilities, background, and knowledge, his status as a board member of SHARECOM, and is therefore willing to engage his services on the terms and conditions set forth below.

      WHEREAS, Consultant desires to continue consulting for SHARECOM and is willing to do so on those terms and conditions set forth herein.

      NOW THEREFORE, in consideration of the above recitals and the mutual promises and conditions in this Agreement, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. CONSULTANT. SHARECOM shall contract with Consultant in such capacity or capacities SHARECOM 's Board of Directors may from time to time prescribe.

     2. CONSULTANT'S DUTIES.

           2.1. Duties at SHARECOM : Consultant shall assist SHARECOM in the various activities related to public company compliance. Consultant's duties in reference to this analysis shall include, but not be limited to the following:

                2.1.1 Assisting SHARECOM with compliance issues with the Securities and Exchange Commission;

               2.1.2   Assisting SHARECOM with compliance with NASD; and

               2.1.3 Providing some leadership of the new board of directors of SHARECOM.

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      3.  DEVOTION OF TIME. During the period of his agreement hereunder, and except for illness, reasonable vacation periods and reasonable leaves of absence. Consultant shall devote such of his business time, interest attention, and effort to the faithful performance of his duties hereunder, as may be reasonably necessary to the accomplishment and fulfillment of those duties.

     4. NON COMPETITION DURING TERM OF CONSULTANT. During the agreement term, Consultant shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business directly competitive with SHARECOM 's business.

     5. TERM OF AGREEMENT. Subject to earlier termination as provided in this Agreement, Consultant shall be employed for a term beginning August 1, 2001, and ending August 1, 2002.

      6. LOCATION OF CONSULTANT. Unless the parties agree otherwise in writing, during the agreement term Consultant shall perform the services he is required to perform under this Agreement at Consultant's offices, located in Las Vegas, Nevada; provided, however, that SHARECOM may from time to time require Consultant to travel temporarily to other locations on SHARECOM 's business.

      7. COMPENSATION. SHARECOM shall pay compensation to Consultant in the following amounts and on the following terms:

           7.1 Payment. As consideration and inducement for Consultant to become employed by SHARECOM and his position as a director, SHARECOM shall pay Consultant a one time payment of 20,000 shares of SHARECOM priced at the bid price per share today ($0.25), S-8 stock, which sum shall be payable upon execution of this Agreement by both parties.

8. TERMINATION BY SHARECOM . SHARECOM may terminate this Agreement at any time, if termination is "For Cause", as hereinafter defined. "For Cause" shall mean SHARECOM 's termination of Consultant due to an adjudication of Consultant's fraud, theft, dishonesty to SHARECOM regarding Consultant's duties or material breach of this Agreement, if Consultant fails to cure such breach within ninety (90) days after written notice is given by the Board of Directors to Consultant and Consultant fails with ninety (90) days of such notification to commence such cure and thereafter diligently prosecute such cure to completion.

9. TERMINATION BY CONSULTANT. Consultant may terminate this Agreement by giving SHARECOM thirty (30) days prior written notice of resignation.

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10. TRADE SECRETS AND CONFIDENTIAL INFORMATION:

      10.1 Nondisclosure. Without the prior written consent of SHARECOM , Consultant shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Consultant's own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the "Confidential Information") of SHARECOM and/or its Affiliates, as hereinafter defined, it being the intent of SHARECOM , with which intent Consultant hereby agrees, to restrict Consultant from disseminating or using any like information that is unpublished or not readily available to the general public.

          10.1.1 Definition of Affiliate. For purposes of this Agreement, the term "Affiliate" shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with SHARECOM .

           10.1.2 Consultant's Work Product. Consultant's work product during the course of his employ by SHARECOM shall remain the property of SHARECOM

      10.2 Return of Property. Upon the termination of this Agreement, Consultant shall deliver to SHARECOM all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with SHARECOM or its Affiliates and their activities, business and customers, which information or material was initially acquired by SHARECOM . Consultant shall be allowed to retain any and all information on products, lists, books, records, data, or other information initially produced by Consultant and provided to SHARECOM .

     10.3 Notice of Compelled Disclosure. If, at any time, Consultant becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Consultant shall provide SHARECOM with prompt, prior written notice of such requirement so that SHARECOM may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that SHARECOM waives compliance with the provisions hereof, Consultant agrees to furnish only that portion of the Confidential Information which Consultant is advised by written opinion of counsel is legally required and exercise Consultant's best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Consultant shall not oppose action by SHARECOM to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

      10.4 Assurance of Compliance. Consultant agrees to represent to SHARECOM, in writing, at any time that SHARECOM so request, that Consultant has complied with the provisions of this section, or any other section of this Agreement.

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11. MISCELLANEOUS:

      11.1 Authority to Execute. The parties herein represent that they have the authority to execute this Agreement.

      11.2 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect.

      11.3 Successors. This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of the parties, except to the extent of any contrary provision in this Agreement.

      11.4  Assignment.    This Agreement may not be assigned by either party
without the written consent of the other party.

      11.5 Singular, Plural and Gender Interpretation. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular. Also, as used herein, the masculine, feminine or neuter gender shall each include the others whenever the context so indicates.

      11.6 Captions. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not effect the construction or interpretation of any of its provisions.

      11.7 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the rights granted and the obligations assumed in this instrument and supersedes any oral or prior written agreements between the parties. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

      11.8 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be submitted to a panel of three (3) arbitrators. The arbitration shall comply with and be governed by the provisions of the American Arbitration Association. The panel of arbitrators shall be composed of two (2) members chosen by Consultant and SHARECOM respectively and one (1) member chosen by the arbitrators previously selected. The findings of such arbitrators shall be conclusive and binding on the parties hereto. The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrator shall conclusively decide.

      11.9 No Waiver. No failure by either Consultant or SHARECOM to insist upon the strict performance by the other of any covenant, agreement, term or condition of this Agreement or to exercise the right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any

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such  covenant, agreement, term or condition. No waiver of any  breach  shall affect or alter this Agreement, but each and every covenant, condition, agreement and term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

      11.10 Time of the Essence. Time is of the essence of this Agreement, and each provision hereof.

      11.11     Counterparts.  The parties may execute this Agreement in  two
(2) or more counterparts, which shall, in the aggregate, be signed by both parties, and each counterpart shall be deemed an original instrument as to each party who has signed by it.

      11.12 Attorney's Fees and Costs. In the event that suit be brought hereon, or an attorney be employed or expenses be incurred to compel performance the parties agree that the prevailing party therein be entitled to reasonable attorney's fees.

      11.13 Governing Law. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of Nevada.

      11.14 Notice. Any notice, request, demand or other communication required or permitted hereunder or required by law shall be in writing and shall be effective upon delivery of the same in person to the intended addressee, or upon deposit of the same with an overnight courier service (such as Federal Express) for delivery to the intended addressee at its address shown herein, or upon deposit of the same in the United States mail, postage prepaid, certified or registered mail, return receipt requested, sent to the intended addressee at its address shown herein. The address of any party to this Agreement may be changed by written notice of such other address given in accordance herewith and actually received by the other parties at least ten (10) days in advance of the date upon which such change of address shall be effective.

      IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

Consultant:                   /s/ William Somers
DATE:__________________       __________________________
                              WILLIAM SOMERS

SHARECOM, Inc.                /s/ Brad Nordling
DATE:__________________       By:___________________________